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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in the Prospectus constituting part of Amendment No. 1 to this Registration Statement on Form S-3 of our report dated March 15, 1994, which appears on Annex V page V-21 of Kmart Corporation's definitive Proxy Statement dated April 28, 1994, which is incorporated by reference in Kmart Corporation's Annual Report on Form 10-K for the year ended January 26, 1994. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page 11 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Prospectus.

[SIG]

Price Waterhouse LLP

Detroit, Michigan 48243
March 31, 1995